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*LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES NO DISTRIBUTION FOR MAY 2006

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK, N.A. - TRUSTEE                              NEWS
                                                               RELEASE


FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (April 25, 2006) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today there will be no Trust income distribution for the month of May 2006 for Unitholders of record on May 5, 2006. This release relates to production for the month of February 2006.

As more fully described in the Trust's periodic reports filed with the SEC, the Trust Agreement and the related Partnership Agreement provide that, under certain circumstances, the Trustee may establish cash contingency reserves for the payment of claims that are likely to be asserted against the Trust. With certain exceptions, any such reserves are required to be deposited in non-interest bearing accounts.

As more fully described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2005, it appears highly likely that distributions to the Trust will be reduced significantly for a period of time as a result of the damage from Hurricanes Katrina and Rita to production facilities for properties in which the Trust has an interest. In light of this, the Trustee determined to reserve an additional $43,752, which would have otherwise been distributed to the unitholders on May 5, 2006, for the payment of the Trust's likely general and administrative expenses in the foreseeable future. As of April 24, 2006 the gross cumulative amount reserved is $1,242,209; net of Trust expense of $535,167, the reserve amount is $707,042. The Trustee intends to hold these funds for use in the payment of Trust expenses until it becomes reasonably clear that they are no longer necessary.

As more fully described in the Annual Report, the Working Interest Owner ("Owner"), under the terms of the Trust Conveyances, is permitted to escrow funds for estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). Based on preliminary cost estimates and the most recent reserve report, the Owner believes that the amounts currently held in escrow are significantly less than the anticipated future amounts attributable to the Trust's share of costs. Consequently, the Owner has informed the Trust that, beginning with the April 2006 monthly distribution, the Owner plans to escrow for the foreseeable future all proceeds that would otherwise be distributed from the South Pass 89 and Offshore Louisiana properties. As more fully described in the Trust's Annual Report, the actual amounts of certain of these costs, including those affecting East Cameron 195, which is included in the Offshore Louisiana properties, appear likely to be substantially increased over those previously estimated as a result of damage caused by the 2005 hurricanes. The Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors.

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The Trustee has held discussions with the Owner about insurance policies that could result in coverage of certain of the damage caused by the 2005 hurricanes. The Owner has informed the Trustee that the Owner is engaged in discussions with its insurance carriers regarding potential coverage for a variety of damages resulting from the 2005 hurricanes, including damage affecting the properties in which the Trust has an interest, but that it is too early to make any statement about the likelihood or possible amounts of any such coverage, the timing of any payments under any applicable policies, or the effect any such coverage would have on the Trust or distributions to Unitholders. The Trustee will include additional information, if available, regarding these matters in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

The $43,752 that the Trustee is reserving for the month of February does not include any proceeds from the Jay Field, South Pass or Offshore properties due to excess production costs. Excess production costs to be recouped from future proceeds at the Jay Field, South Pass and Offshore properties totaled $1,348,060, $35,207 and $47,372 respectively.

The Owner has informed the Trustee that the trunk line at Jay Field has been repaired and was back in service as of April 13, 2006.

Gross Proceeds prior to deductions for Production Costs for the month of February 2006 by property are as follows: $1,920,385 for Jay Field property, $0 for South Pass 89 property, and $0 for Offshore Louisiana property.

Production Costs for the month of February 2006 by property are as follows:
$3,268,445 for Jay Field property, $35,207 for South Pass 89 property and $47,372 for Offshore Louisiana property.

There was $309,027 deducted from the Special Cost Escrow in February 2006 from the Offshore Louisiana Property. Fee Lands Royalties for the month of February 2006 totaled $43,752. Trust related expenses for the month of February 2006 totaled $65,574.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

Status of the Trust

Although the Trust cannot predict the effects of the matters described in this press release with any degree of precision, it appears highly likely that distributions to the Trust will be reduced significantly for an extended period of time.

The Trust Agreement provides that the Trust will terminate in the event that the net revenues fall below $5,000,000 for two successive years ("the Termination Threshold"). As a result of the aforementioned damages to production facilities for properties in which the Trust has an interest, revenues for 2006 may fall below the Termination Threshold. It is therefore possible (depending on the timing of repairs, future production and drilling activities, market conditions, recoupment of unrecovered capital costs and other matters) that in 2006 Royalty income received by the Trust may be below the Termination Threshold. If Royalty income falls below the Termination Threshold for two successive years, the Trust would terminate. Upon termination of the Trust, the Trustee will sell for cash all the assets held in the Trust estate and make a final distribution to unit holders of any funds remaining after all Trust liabilities have been satisfied. However, whether the Trust's 2006 net revenues are above the Termination Threshold will depend on the timing of repairs to damaged properties in which the Trust has an interest, oil and natural gas prices for 2006, timing and level of hydrocarbon production, the level of capital expenditures, and other operational matters as well as administrative expenses of the Trust. Therefore, there can be no assurance that the net revenues of the Trust in 2006 will be above the Termination Threshold. There are numerous uncertainties inherent in forecasting projected net revenues for 2006 as certain of the Trust's properties are near the end of their productive lives. See "Estimates of Petroleum Engineers" in the Trust's 2005 Annual Report on Form 10-K.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-

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looking statements" for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2005, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

The Trust income distribution announcement for the month of June will be made on or about May 26, 2006.


CONTACT: LL&E ROYALTY TRUST
         JPMORGAN CHASE BANK, N.A., AS TRUSTEE
         MIKE ULRICH
         (800) 852-1422
         WWW.BUSINESSWIRE.COM/CNN/LRT.HTM